Exhibit 10.4

Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from Annex B and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Execution Version

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Opening Transaction

DATE:	October 11, 2011

TO:	United Therapeutics Corporation
ATTENTION:	John Ferrari, Chief Financial Officer and Treasurer
TELEPHONE:	(301) 608-9292
FACSIMILE:	(301) 608-3049

FROM:	Deutsche Bank AG, London Branch
TELEPHONE:	44 20 7545 8193
FACSIMILE:	44 11 3336 2009

SUBJECT:	Accelerated Share Repurchase

REFERENCE NUMBER(S):	457100

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Deutsche”) and United Therapeutics Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION.  AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THE TRANSACTION BETWEEN DEUTSCHE AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH AGENT.  DEUTSCHE BANK AG, LONDON

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

1.             The Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that shall govern such Transaction.

General Terms:

Trade Date:	October 11, 2011

Effective Date:	October 17, 2011

Convertible Notes:	1.0% Senior Convertible Notes of Counterparty due September 15, 2016, offered pursuant to the Offering Memorandum dated October 11, 2011.

Buyer:	Counterparty

Seller:	Deutsche Bank AG, London Branch

Shares:	The common stock, par value $0.01 per share, of Counterparty (Ticker: UTHR)

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	USD 212,000,000

Prepayment Date:	The Effective Date.

Valuation:

VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ 10b-18 Volume Weighted Average Price per Share for the regular trading session of the Exchange in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day, as published by on Bloomberg page “UTHR.Q <Equity> AQR_SEC” (or any successor thereto), subject to “Valuation Disruption” below, or if such price is not so reported on such Exchange Business Day for any reason, such VWAP Price shall be as reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The arithmetic average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	As set forth in Annex B.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Termination Date.

Calculation Period Start Date:	The first Scheduled Trading Day immediately following the Trade Date.

Termination Date:

The Scheduled Termination Date; provided that Seller shall have the right, from time to time, to designate any Exchange Business Day (which shall not be after the Scheduled Termination Date) on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) with respect to all, or any portion that is at least $50 million, of the Prepayment Amount for such Transaction by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date. If Seller designates an Accelerated Termination Date with respect to less than all of the Prepayment Amount (such portion, the “Accelerated Portion”), then upon the occurrence of such Accelerated Termination Date, the Transaction shall be considered two Transactions with terms identical to those of the original Transaction, except that (1) the first such resulting Transaction (the “Accelerated Transaction”) shall have (x) a Prepayment Amount equal to the Accelerated Portion, (y) a Delivered Number, rounded down to the nearest whole number, equal to the corresponding number for the original Transaction multiplied by a fraction the numerator of which is the Accelerated Portion and the denominator of which is the Prepayment Amount for the original Transaction and (z) a Termination Date occurring on such Accelerated Termination Date and (2) the second such resulting Transaction (the “Remaining Transaction”) shall have (x) a Prepayment Amount equal to the Prepayment Amount for the Transaction immediately preceding such Accelerated Termination Date minus the Accelerated Portion and (y) a Delivered Number equal to the corresponding number for the Transaction immediately preceding such Accelerated Termination Date minus the corresponding number for the Accelerated Transaction. For the avoidance of doubt, following settlement of the Accelerated Transaction, the Remaining Transaction shall be treated for all purposes as the sole Transaction hereunder and may be subject to a further Accelerated Termination Date as set forth above. Any notice to be delivered by Seller of an Accelerated Termination Date pursuant to the foregoing shall specify an Accelerated Portion, if applicable.

Scheduled Termination Date:	As set forth in Annex B.

First Acceleration Date:	As set forth in Annex B.

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the

Calculation Period, Share Termination Valuation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (a) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date by a number of Scheduled Trading Days not greater than the number of such Disrupted Days, or (b) in the Share Termination Valuation Period or the Settlement Valuation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Share Termination Valuation Period or Settlement Valuation Period by a number of Scheduled Trading Days not greater than the number of such Disrupted Days. The Calculation Agent may determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall not be included for purposes of determining the Forward Price, the Share Termination Unit Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case (x) the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares or based on transactions in the Share Termination Delivery Units, as applicable, on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) in the case of a Disrupted Day during the Calculation Period or a Settlement Valuation Period, the Calculation Agent shall determine any Forward Price or Settlement Price based on an appropriately weighted average instead of the arithmetic average described in the definition thereof. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full. Following the occurrence of a Disrupted Day, the Calculation Agent shall, as soon as reasonably practicable after the occurrence of such Disrupted Day, notify Counterparty in writing of (x) any such weighting, extension or suspension and (y) unless the Disrupted Day was caused by a Regulatory Disruption, the circumstances giving rise to such Disrupted Day.

The occurrence of a Disrupted Day during the Calculation Period, the Share Termination Valuation Period or the Settlement Valuation Period, as the case may be, and on each of the nine immediately following Scheduled Trading Days will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction.

Settlement Terms:

Settlement Procedures:

If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Seller does not, and shall not, make the agreement or the representations solely related to the restrictions imposed by applicable securities laws set forth in Section 9.11 of the Equity Definitions with respect to any Shares delivered by Seller to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:

A number of Shares equal to (a) the Collared Number of Shares minus (b) the number of Shares delivered by Seller pursuant to “Initial Share Delivery” below (the “Delivered Number”); provided that such number of Shares shall not be a number less than zero unless Section 8 shall apply.

Collared Number of Shares:

A number of Shares (rounded to the nearest whole Share) equal to (a) the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Forward Price minus the Forward Price Adjustment Amount shall not exceed the Cap Price nor be less than the Floor Price.

Cap Price:	As set forth in Annex B.

Floor Price:	As set forth in Annex B.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:

Seller shall deliver a number of Shares equal to the Initial Shares on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	The Effective Date.

Initial Shares:	As set forth in Annex B.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for the Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Dividend:

For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter, if (i) such dividend or distribution is not a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and (ii) in the case of a cash dividend, the amount per Share of such cash dividend, taken together with the amount of all previous cash dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	USD0.00

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing the word “results” with the words “may result” in the second line thereof, (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Section 12.3(d) of the Equity Definitions shall be amended (x) by replacing the words “Tender Offer Date” with “Tender Offer Date or Announcement Date, as applicable,” and (y) by replacing each occurrence of the words “Tender Offer” with “Tender Offer or announcement, as applicable,”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that (x) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “announcement or statement of or” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the

Hedging Party on the Trade Date (unless another manner of holding, acquiring or disposing of, as applicable, Hedge Positions relating to such Transaction that is available to Hedging Party would be commercially reasonable, as reasonably determined by Hedging Party, and is not illegal)”; and (iv) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) any determination as to whether (A) the adoption of or change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date and (z) Deutsche may exercise its termination rights with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions only if Deutsche determines, based upon advice of counsel, that it is generally exercising its right to terminate as a result of such event with respect to similarly situated counterparties.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(e) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	40 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Seller

Determining Party:

For all applicable Extraordinary Events, Seller. The Determining Party shall, upon reasonable written request by Counterparty, provide promptly a written explanation (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis of any determination made by it including, where applicable, a description of the methodology and data applied, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such determination.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an

Additional Termination Event (with such terminated Transaction (or portions thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Seller may elect for Section 6 of the Agreement to apply to such Affected Transaction.

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction.

Relevant Dividend Period:	The period from and including the Trade Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Seller Payment Instructions:	Bank of New York
ABA 021-000-018
Deutsche Bank Securities, Inc.
A/C 8900327634
FFC: United Therapeutics Corp

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

Seller’s Contact Details for Purpose of Giving Notice:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

	Attention:	David Sullivan
Andrew Yaeger
Faiz Khan

	Telephone:	(212) 250-4580
(212) 250-2717
(212) 250-0668

	Email:	dave.sullivan@db.com
andrew.yaeger@db.com
faiz.khan@db.com

Calculation Agent:

Seller. The Calculation Agent shall, upon reasonable written request by Counterparty, provide promptly a written explanation (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation or adjustment.

2.             Additional Mutual Representations, Warranties and Covenants.

(a)           Eligible Contract Participant.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into the Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)           Accredited Investor and Qualified Institutional Buyer.  Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in such Transaction and is able to bear a total loss of its investment and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act.

3.             Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Seller that:

(a)           The purchase of Shares by Counterparty from Seller pursuant to, and Counterparty’s entry into, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b)           It is not entering into the Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to Counterparty or the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)           The Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of one or more accelerated share repurchase transactions to effect the Share buy-back program.

(d)           Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Seller nor any of its affiliates is making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including, but not limited to, ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity.

(e)           As of the Trade Date, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)            Counterparty shall report the Transaction to the extent required under the Exchange Act and the rules and regulations thereunder.

(g)           The Shares are not, and Counterparty will not engage in a “distribution” (as defined in Regulation M promulgated under the Exchange Act) of the Shares or of any security for which the Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M

Period (as defined below) for the Transaction. “Regulation M Period” means (i) the Relevant Period (as defined below) and (ii) the Share Termination Valuation Period, if any, and the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means the period commencing on the Trade Date for the Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as defined below) for such Transaction, or such earlier day as elected by Seller and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).  “Additional Relevant Day(s)” means the five Exchange Business Days immediately following the Calculation Period.

(h)           As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, and the date of any Second Settlement, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation and any contractual restrictions applicable to Counterparty or its assets.

(i)            Counterparty is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)            Counterparty has not and will not enter into agreements similar to the Transaction described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Confirmation.  In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, or Settlement Valuation Period under this Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.

(k)           Counterparty shall deliver to Deutsche an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Deutsche may reasonably request, and containing customary assumptions, qualifications and exceptions reasonably acceptable to Deutsche.

(l)            Counterparty received on October 3, 2011 a letter from Deutsche regarding FINRA Rule 5320 and does not object to the practices described in such letter.

4.             Regulatory Disruption.  In the event that Seller concludes, in its reasonable good faith discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures, whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller (provided that such requirements, policies or procedures relate to legal or regulatory issues and are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, Seller may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

5.             10b5-1 Plan.  Counterparty represents, warrants and covenants to Seller that:

(a)           Counterparty is entering into this Confirmation and the Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty and Seller each acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of

Rule 10b5-1 and the Transaction entered into under this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)           Counterparty will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction entered into under this Confirmation, including, without limitation, Seller’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.

(c)           Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

6.             Counterparty Purchases.  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Seller, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, except through Seller.  Notwithstanding the foregoing, Seller agrees that, commencing on the one month anniversary of the Effective Date and concluding on the final day of the Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, Counterparty may, on each Exchange Business Day, purchase through Seller or its affiliate, the greater of (i) 20,000 Shares and (ii) a number of Shares equal to 2.5% of such Exchange Business Day’s trading volume in the Shares.  Counterparty represents and warrants to Seller that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

7.             Special Provisions for Merger Transactions.  Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Counterparty agrees that it:

(i)       will not during the Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period for any Transaction make, or, to the extent it is in Counterparty’s reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)      shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Seller following any such announcement that such announcement has been made; and

(iii)     shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Seller with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Seller or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date.  Such written notice shall be deemed to be a certification by Counterparty to Seller that such information is true and correct.  In addition, Counterparty shall promptly notify Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Counterparty acknowledges that any such notice may cause the terms of the Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 5 above.

(b)           Upon the public announcement of any Merger Transaction, without prejudice to the provisions in Sections 12.2 or 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or the announcement or occurrence of a Tender Offer or Section 8 below, Seller in its commercially reasonable discretion may (i) make adjustments to the terms of the Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period, any Share Termination Valuation Period and/or any Settlement Valuation Period as the Calculation Agent reasonably determines appropriate to account for the economic effect on the Transaction of such announcement or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

8.             Special Provisions for Acquisition Transaction Announcements.  (a) Without prejudice to the provisions in Sections 12.2 and 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or the announcement or occurrence of a Tender Offer or Section 7 above, (A) if an Acquisition Transaction Announcement occurs on or after the Trade Date and on or prior to the scheduled First Acceleration Date for the Transaction, then (i) the Calculation Agent shall make adjustments to the terms of this Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Acquisition Transaction Announcement (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero); and (ii) the First Acceleration Date shall be the date of such Acquisition Transaction Announcement and (B)  if a Friendly Transaction Announcement occurs after the scheduled First Acceleration Date and on or prior to the date that is one Settlement Cycle immediately following the Termination Date for the Transaction (the “First Settlement Date”), then the Calculation Agent shall make adjustments to the terms of this Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Friendly Transaction Announcement (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero).  If a Friendly Transaction Announcement occurs after the First Settlement Date for the Transaction or any earlier date of termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, then a second settlement of the Transaction (a “Second Settlement”) shall occur (notwithstanding such earlier termination or cancellation) with a Number of Shares to be Delivered equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered reflecting any adjustments determined pursuant to subclause (B) of the first sentence of this paragraph as if such Friendly Transaction Announcement occurred prior to such First Settlement Date minus (y) the Number of Shares to be Delivered previously determined pursuant to Section 1 of this Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex A).  If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number as a result of the application of this Section 8, or if a Second Settlement is to occur pursuant to the immediately preceding sentence, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.

(b)           “Friendly Transaction Announcement” means (i) an Acquisition Transaction Announcement by Counterparty or its board of directors prior to the First Settlement Date or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the “Actual Termination Date”), (ii) (A) an announcement by Counterparty or its board of directors prior to the date three months following the Scheduled Termination Date that an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors or (B) consummation prior to the date three months following the Scheduled Termination Date of an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of any such Acquisition Transaction prior to the date three months following the Scheduled Termination Date, the absence of a recommendation that its shareholders reject such transaction.

(c)           “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include (as stated in such announcement), an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d)           “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer (as modified in clause (i) of the proviso opposite the caption “Tender Offer” in Section 1 above) or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration to be transferred by Counterparty or its subsidiaries at the closing of the transaction exceeds 50% of the market capitalization of Counterparty as calculated immediately prior to such announcement, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration to be received by Counterparty or its subsidiaries at the closing of the transaction exceeds 20% of the market capitalization of Counterparty as calculated immediately prior to such announcement and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

9.                                       Acknowledgments.  (a) The parties hereto intend for:

(i)       the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)      the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)     a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)    all payments for, under or in connection with the Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)           Counterparty acknowledges that:

(i)          during the term of the Transaction, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)         Seller and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(iii)        Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)        any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)         the Transaction is a derivatives transaction in which it has granted Seller an option;  Seller may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of such Transaction.

10.           Amendments to Equity Definitions.

(i)       Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the Transaction”;

(ii)      The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and clause (B) thereof is hereby amended by inserting, after “the Forward Price,” “Cap Price,” “the Floor Price,” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)     Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the Transaction”;

(iv)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (I) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (II) replacing “will lend” with “lends” in subsection (B); and (III) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v)     Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence through and including “or (Y)”.

11.           Credit Support Documents.  The parties hereto acknowledge that the Transaction hereunder is not secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12.           Set-off.

(i)    The parties agree to amend Section 6 of the Agreement by deleting Section 6(f) thereto and replacing such section with the following:

“(f)  Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(ii)   Notwithstanding anything to the contrary in the foregoing, Seller agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Seller to Counterparty with respect to contracts or instruments that are not Equity Contracts.  “Equity Contract” means any transaction or instrument that does not convey to Seller rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

13.           Delivery of Shares.  Notwithstanding anything to the contrary herein, Seller may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14.           Share Termination Alternative.  If either party would owe the other party any amount pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Seller to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Seller, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Early Termination Date or date on which the Transaction is terminated (“Notice of Share Termination”); provided that if Seller would owe Counterparty the Payment Obligation and Counterparty does not elect to require Seller to satisfy such Payment Obligation by the Share Termination Alternative in whole, Seller shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that (A) Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Seller shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control and (B) Counterparty may only so elect if Counterparty represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, Counterparty is not aware of any material non-public information concerning Counterparty or the Shares and is so electing in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Early Termination Date or date on which the Transaction is terminated with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”).  For the avoidance of doubt, the Calculation Agent shall not include in the Payment Obligation the economic effect of any Extraordinary Dividend so declared to holders of record as of any date occurring prior the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date.

Share Termination Alternative:

Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Seller, that Seller shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Seller may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

Either (x) the value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property or (y) an appropriately weighted average of the values of such property over a valuation period reasonably selected by Seller in good faith and a commercially reasonable manner following the relevant Early Termination Date or date on which the Transaction is terminated (the “Share Termination Valuation Period”), at Seller’s election, in each case such value or average of values to be determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to the parties prior to the Share Termination Payment Date.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event, Announcement Date or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

15.           Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating a Close-out Amount pursuant to Section 6 of the Agreement Seller may (but need not) in good faith and using commercially reasonable discretion determine losses (or gains) without reference to actual losses (or gains) incurred but based on expected losses (or gains) assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss (or gain) to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Share Termination Delivery Units in accordance with Section 14, such Shares or Share Termination Delivery Units shall be delivered on a date selected by Seller as promptly as practicable.

16.           Additional Termination Provisions.  Notwithstanding anything to the contrary in Section 6 of the Agreement, an Additional Termination Event will occur (with Counterparty as the sole Affected Party and the Transaction to which this Confirmation relates as the sole Affected Transaction) if the closing price of the Shares on the Exchange for any two consecutive Exchange Business Days during the period from, but excluding, the Trade Date to, and including, the First Acceleration Date is below the Termination Price (as set forth in Annex B), and in such case Deutsche may, by not more than 20 days notice to Counterparty and notwithstanding any subsequent closing price of the Shares on the Exchange, designate a day not earlier than the day such notice is effective as the “Early Termination Date” for purposes of the Agreement.

17.           Early Unwind.  In the event the sale of Convertible Notes is not consummated with the initial purchaser thereof for any reason by the close of business in New York on October 17, 2011 (the “Early Unwind Date”), the Transaction shall, unless otherwise agreed by the parties, automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Seller and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to, on or after the Early Unwind Date; provided that, other than in cases involving a breach by Deutsche or an affiliate thereof of the Purchase Agreement, dated as of October 11, 2011, between Counterparty and Deutsche Bank Securities Inc. as representative of the initial purchaser party to such agreement, Counterparty shall pay to Seller an amount in cash equal to the aggregate amount of losses, costs and expenses relating to the unwinding of the derivatives and other hedging activities of Seller or its affiliates in respect of the Transaction (including market losses incurred in disposing of any Shares purchased by Seller or its affiliates in connection with such hedging activities).  The amount payable by Counterparty shall be Seller’s (or its affiliates) actual unwind cost of such derivatives and other hedging activities as Seller notifies Counterparty in writing, together with reasonable detail as to Seller’s calculation of such costs (such amount, “Seller’s Unwind Costs”), and shall be paid in immediately available funds on the Early Unwind Date.  In lieu of delivering cash to the Seller pursuant to the immediately preceding sentence, Counterparty may elect to deliver to Seller a number of Shares with a value, as determined by the Calculation Agent, equal to Seller’s Unwind Costs (such Shares, the “Early Unwind Shares”) and, in which event, the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares.  Seller and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

18.           Delivery of Cash.  For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Units in respect of the settlement of such Transactions).

19.           Claim in Bankruptcy.  Seller acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

20.           Governing Law.  The Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

19.           Waiver of Trial by Jury.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION, THE AGREEMENT OR THE TRANSACTION.

20.           Offices.

(a)           The Office of Seller is London.

(b)           The Office of Counterparty is Silver Spring, Maryland.

21.           Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI.  In addition, all notices, demands and communications of any kind relating to any Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

22.           Matters Related to Agent.  Each party agrees and acknowledges that (i) Agent acts solely as agent on a disclosed basis with respect to the Transaction, and (ii) Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or Deutsche hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the Transaction.  In this regard, each of Counterparty and Deutsche acknowledges and agrees to look solely to the other for performance hereunder, and not to Agent.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Deutsche a facsimile of the fully-executed Confirmation to Deutsche at 44 113 336 2009. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Sanderson
	Name:	Michael Sanderson
	Title:	Managing Director

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with this Transaction

By:	/s/ Michael Sanderson
	Name:	Michael Sanderson
	Title:	Managing Director

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

UNITED THERAPEUTICS CORPORATION

By:	/s/ John Ferrari
	Name:	John Ferrari
	Title:	CFO

[Signature Page to Collared ASR]

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.                                       The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:

The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be; provided that if a Friendly Transaction Announcement occurs after the First Settlement Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Transaction Announcement.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:

The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Obligation that would have been calculated for such early termination or cancellation if the adjustments by the Calculation Agent to account for the economic effect on the Transaction had been given effect prior to such early termination or cancellation minus (y) the actual Payment Obligation calculated for such early termination or cancellation.

Settlement Price:

The average of the VWAP Prices (or, in the case of a Second Settlement, the Relevant Prices) for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Confirmation or, in the case of a

Second Settlement, subject to Section 6.6(a) of the Equity Definitions as if such dates were Valuation Dates.

Settlement Valuation Period:

A number of Scheduled Trading Days selected by Seller in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date or, in the case of a Second Settlement, the date of the Friendly Transaction Announcement.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.                                       Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Seller (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.                                       Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)                                  a registration statement covering public resale of the Registered Settlement Shares by Seller (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Seller, in such quantities as Seller shall reasonably have requested, on or prior to the date of delivery;

(b)                                 the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Seller;

(c)                                  as of or prior to the date of delivery, Seller and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size and by similar companies and the results of such investigation are satisfactory to Seller, in its discretion; and

(d)                                 as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Seller in connection with the public resale of the Registered Settlement Shares by Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size and by similar companies, in form and substance reasonably satisfactory to Seller, which Underwriting

Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.                                       If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)                                  all Unregistered Settlement Shares shall be delivered to Seller (or any affiliate of Seller designated by Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b)                                 as of or prior to the date of delivery, Seller and any potential purchaser of any such shares from Seller (or any affiliate of Seller designated by Seller) identified by Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)                                  as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Seller (or any affiliate of Seller designated by Seller) in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar companies, in form and substance commercially reasonably satisfactory to Seller, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses of Seller (or an affiliate thereof) in connection with such resale, including all reasonable fees and expenses of counsel for Seller, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)                                 in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), Counterparty shall, if so requested by Seller, prepare, in cooperation with Seller, a private placement memorandum in form and substance reasonably satisfactory to Seller.

5.                                       Seller, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Seller pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Seller, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by Seller, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Seller will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Seller shall return to Counterparty on that date such unsold Shares.

6.                                       If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Seller, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to Seller additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Seller in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Seller further Makewhole Shares until such Shortfall has been reduced to zero.

7.                                       Notwithstanding the foregoing or any provision in this Confirmation, in no event shall the aggregate number of Settlement Shares, Makewhole Shares or Early Unwind Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where            A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than the Transaction in the Shares under this Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 9,483,868 Shares.

ANNEX B

The Forward Price Adjustment Amount, Scheduled Termination Date, First Acceleration Date, Cap Price, Floor Price, Initial Shares and Termination Price are set forth below.

Forward Price Adjustment Amount:	[***]

Scheduled Termination Date:	[***]

First Acceleration Date:	[***]

Cap Price:	[***]

Floor Price:	[***]

Initial Shares:	[***]

Termination Price:	[***]

B-1